Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	April 28, 2009
(804) 788-1824

MASSEY ENERGY REPORTS FIRST QUARTER 2009
 OPERATING RESULTS

First Quarter Highlights

•	Produced coal revenue increased 25 percent to $681.0 million
•	Total coal tons produced increased by 14 percent
•	Produced coal tons sold increased by 12 percent
•	Revenue per produced coal ton sold increased by 12 percent
•	EBITDA increased 13 percent to $145.4 million
•	Net income totaled $43.4 million or $0.51 per diluted share

Richmond, Virginia, April 28, 2009 - Massey Energy Company (NYSE: MEE) today reported that produced coal revenue for the first quarter of 2009 increased by 25 percent to $681.0 million which represents a first quarter record.  The improved revenue results were achieved as produced coal tons sold increased by 12 percent and produced coal revenue per ton also increased by 12 percent as compared to the first quarter of 2008.  On the strong sales, earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $145.4 million, an increase of 13 percent compared to EBITDA of $129.2 million in the first quarter of 2008.  Net income for the quarter totaled $43.4 million compared to $41.9 million in the same period a year ago.

Commenting on the Company’s first quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “We were pleased to start off the year with strong sales and earnings.  Our total tons produced increased significantly year-over-year for the fourth straight quarter as a result of last year’s expansions.  The strong quarter was on track to meet our full year production targets.  In addition, our cash cost per ton, while higher than last year, was essentially on plan for the quarter.”

“Market demand and pricing remained weak, however,” Blankenship continued.  “Continuing weakness in the global economy has reduced demand for electric power and steel, thereby reducing demand for coal.  Our metallurgical coal shipments were lower than we had anticipated in terms of both volume and price and this was the major reason for our cash margins being lower than planned.”

Massey’s first quarter operating cash margin per ton was $10.48 compared to $10.74 in the first quarter of 2008 as increased cash costs offset higher revenue per ton.  Average cash cost per ton for the first quarter was

$52.55 compared to $45.62 in the first quarter of 2008. The increase was due largely to higher sales related and operating costs, particularly labor costs.

The reported net income for the first quarter included the recognition of $12.2 million in pre-tax income ($5.1 million benefit recorded in Cost of purchased coal revenue and $7.1 million in interest income) from the receipt of black lung excise tax refunds as authorized by federal legislation passed in October 2008.

1st Quarter Comparative Statistics

	1st Qtr. 2009	4th Qtr. 2008	1st Qtr. 2008

Produced tons (millions)	11.4	10.3	10.0
Produced tons sold (millions)	10.8	10.2	9.6
Produced coal revenue (millions)	$681.0	$640.0	$543.2
Produced coal revenue per ton	$63.03	$62.69	$56.36
Average cash cost per ton	$52.55	$49.66	$45.62
EBITDA (millions)	$145.4	$144.4	$129.2

Expansion Update

The construction of Massey’s new processing plant at the Coalgood resource group in Harlan County Kentucky continued through the first quarter as planned and is now nearing completion.  The Company now anticipates the plant will be capable of full production by mid-May.  Additionally, Massey acquired and deployed two new highwall miners during the quarter.  There are no further expansion projects anticipated through the remainder of 2009.

Coal Market Overview

The continuing global economic crisis has caused a significant deterioration of world coal markets.  Coal contracting and shipment activities remained slow as end market coal consumers further reduced production and power generation targets.

•	Eastern U.S. steam coal prices declined during the first quarter of 2009.
•
Energy Ventures Analysis estimates that coal burn at utilities in the Southeastern United States was down 18 percent in the first quarter of 2009 due in part to lower overall electric power demand and some switching to natural gas.  Receipts of coal at Southeastern utilities were down 4 percent in the same period.  Coal stockpiles in terms of tons increased by about 15 percent in the region during the first three months of 2009.

•
The Energy Information Administration (EIA) projects that coal-fired generation in the domestic electric power sector will decline by approximately 3 percent in 2009 due to lower overall electric power demand and an increase of about 2 percent in generation fueled by natural gas.

•
Steam coal export volumes by U.S. producers increased 29 percent in the first two months of 2009.  Metallurgical coal exports declined 7 percent in the same period.  The EIA forecasts, however, that total coal exports will decline by about 11 percent for the full year as the weak global economy and a relatively strong U.S. Dollar are combining to reduce the demand for U.S. steam coal and metallurgical coal in international markets.

•	According to the World Steel Association, global steel output declined 23 percent in the first two months of 2009 as compared to the same period in 2008.
•
The EIA expects the coal industry to respond to the weak market conditions by reducing production by about 5 percent in 2009.  According to EIA estimates, total U.S. coal production was down about 2 percent in the first two months of the year.  Production in Central Appalachia was down about 5 percent in the same period.

In spite of the current weak market conditions, Massey continues to believe the following factors will contribute to a supply/demand balance that is favorable to Central Appalachian coal producers in the longer term:

•	Total Central Appalachian coal production is constrained by increasing environmental and safety regulatory requirements and enforcement activity as well as depleting reserves.
•
The quality of Central Appalachia coal allows it to enjoy significant market diversity and its proximity to sea ports makes it a viable source of coal to fill the growing demand for energy throughout most of the world.

•
Economic expansion continues in the world’s largest developing countries.  In the longer term, this economic development will drive higher demand for steel and sustain the global demand for metallurgical coal produced in Central Appalachia.

Cost Cutting Measures

In response to the current market conditions, Massey has taken meaningful action to reduce overall costs and expects to see measurable cost improvement going forward.  These actions include the idling of several higher cost mines, limitation of overtime, selective general and administrative cost reductions, renegotiation of supply contracts, and the implementation of significant wage and benefit reductions beginning on May 1, 2009.   Additional cost cutting initiatives are under way.

In addition, meaningful productivity increases are expected as Massey’s new mines and work forces mature.

Shipment Deferrals

Increasing coal stockpiles and weak demand for electric power generation and steel production in both domestic and international markets have created challenges among Massey’s customer base to accept shipments of coal according to contracted schedules.  Massey is working with its customers to modify shipment schedules and amend contract terms where necessary.

Shipment deferrals will allow Massey to selectively reduce production at higher cost mining operations in 2009.

Liquidity and Capital Resources

Massey ended the first quarter of 2009 with $566.7 million in Cash and cash equivalents.  This compared to $607.0 million at December 31, 2008.  In addition, the Company had $24.9 million invested in the Reserve Primary Fund at the quarter’s end, which is classified as a short-term investment as the availability of these funds remains subject to the liquidation of the underlying assets of the Fund.   The Company had $99.5 million available under its asset-based revolving credit facility at March 31, 2009.

Total debt at March 31, 2009 was $1,316.4 million compared to $1,312.2 million at December 31, 2008.  Massey's total debt-to-book capitalization ratio was 52.9 percent at March 31, 2009 compared to 53.8 percent at December 31, 2008.  After deducting available cash and short-term investments of $591.6 million and restricted cash of $46.0 million, which supports letters of credit, net debt totaled $678.8 million. Total net debt-to-book capitalization was 36.7 percent at March 31, 2009 compared to 35.5 percent at December 31, 2008.  (December 31, 2008 amounts have been adjusted to conform with accounting guidance related to the Company’s 3.25% convertible notes.  See note 5 in the attached financial statements.)

Capital expenditures for the first quarter 2009 totaled $103.7 million compared to $123.5 million in 2008.  For the full year 2009 Massey currently expects CAPEX of $300 million or less.

Depreciation, depletion and amortization (DD&A) was $72.6 million in the first quarter 2009 compared to $60.2 million in the first quarter of 2008.  DD&A is expected to be in the range of $280 million to $290 million for the full year 2009.

Outlook, Guidance and Commitments

The ongoing economic turmoil, the global financial crisis and the uncertain regulatory environment make it more difficult than usual to forecast coal prices and coal demand with a high degree of accuracy.  Coal markets and the financial condition of both coal producers and coal consumers could change rapidly in this environment.  In consideration of this fact and current expectations for shipment deferrals on existing contracts, the Company projects produced coal shipments for the full year 2009 will be between 38 and 41 million tons, with average produced coal realization between $60.00 and $63.00 per ton.  Guidance for average cash cost per ton in 2009 remains unchanged and is expected to be between $50.00 and $53.00.  Other income is expected to be between $40 and $80 million.

For 2010, Massey presently has approximately 20 million tons of coal sold and priced, 2 million tons sold with pricing collars and 8 million tons sold but currently unpriced.  Based on management’s current market views, Massey’s produced coal shipments for 2010 are currently expected to be in the range of 35 to 40 million tons, with average sales prices in the range of $60.00 to $65.00 per ton.  Cash cost per ton is anticipated to be in the range of $48.00 to $52.00.  The Company also anticipates significantly reducing capital expenditures to a range of $100 to $200 million for the full year 2010.  With results in these ranges, the Company believes it would generate solid positive free cash flow for the year.

“As in past periods of market decline or uncertainty, we are well positioned in terms of our balance sheet, our market position, our far superior reserve holdings, and our operating performance to increase our competitive advantages in Central Appalachia,” Blankenship stated.  “In this market we anticipate opportunities to possibly to expand our exposure in other regions or in non-core businesses to further increase sustainable shareholder value,” he concluded.

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the first quarter results and operations on Wednesday, April 29, 2009, at 11:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through May 29, 2009.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; worldwide market demand for coal, electricity and steel; the successful completion of acquisition, disposition or financing transactions; future economic or capital market conditions; foreign currency fluctuations; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; competition among coal producers in the United States and internationally; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions or catastrophic weather-related damage; the Company’s ability to expand mining capacity; the Company’s production capabilities to meet market expectations and customer requirements; the Company’s ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; the successful implementation of the Company’s strategic plans and objectives for future operations and expansion or consolidation; the Company’s assumptions and projections concerning economically recoverable coal reserve estimates; the Company’s assumptions and projections regarding pension and other post-retirement benefit liabilities; the Company’s interpretation and application of accounting literature related to mining specific issues; failure to receive anticipated new contracts; the Company’s reliance upon and relationships with our customers and suppliers; the creditworthiness of the Company’s customers and suppliers; adjustments made in price, volume or terms to existing coal supply agreements; the Company’s ability to manage production costs, including labor costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to obtain and renew permits necessary for existing and planned operations; the availability and cost of credit, surety bonds, and letters of credit that the Company requires; the Company’s ability to attract, train and retain a skilled workforce to meet replacement or expansion needs;

the cost and availability of transportation for the Company’s produced coal; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; the lack of insurance coverage against all potential operating risk; and environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed on March 2, 2009, and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	For the three months ended
	March 31,	March 31,
	2009	2008
Revenues
Produced coal revenue	$681.0	$543.2
Freight and handling revenue	57.8	65.0
Purchased coal revenue	10.0	10.7
Other revenue	19.3	25.7
Total revenues	768.1	644.6

Costs and expenses
Cost of produced coal revenue	545.9	418.2
Freight and handling costs	57.8	65.0
Cost of purchased coal revenue	5.2	9.9
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	71.6	59.3
Selling, general and administrative	1.0	0.9
Selling, general and administrative	21.9	21.5
Other expense	0.8	0.8
Gain on derivative instruments	(8.9)	-
Total costs and expenses	695.3	575.6

Income before interest and taxes	72.8	69.0
Interest income	8.9	5.2
Interest expense(1)	(25.3)	(21.0)

Income before taxes	56.4	53.2
Income tax expense	(13.0)	(11.3)

Net income	$43.4	$41.9

Net income per share
Basic	$0.51	$0.53
Diluted	$0.51	$0.52

Shares used to calculate Net income per share:
Basic	84.9	79.8
Diluted	85.2	80.6

EBIT	$72.8	$69.0
EBITDA	$145.4	$129.2

(1) Interest expense for the three months ended March 31, 2009 includes non-cash interest expense in accordance with accounting guidance related to the Company's 3.25% convertible senior notes due 2015 ("3.25% Notes"), effective January 1, 2009. See Note 5 below.

	For the three months ended
	March 31,	March 31,
	2009	2008

Produced tons sold:
Utility	8.3	6.3
Metallurgical	1.8	2.3
Industrial	0.7	1.0
Total produced tons sold	10.8	9.6

Total tons produced	11.4	10.0

Produced coal revenue per ton sold:
Utility	$54.14	$47.89
Metallurgical	$102.99	$80.63
Industrial	$65.34	$55.21
Produced coal revenue per ton sold	$63.03	$56.36

Average cash cost per ton	$52.55	$45.62

Capital expenditures	$103.7	$123.5
Number of employees	6,614	5,728

		RESTATED
	March 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$566.7	$607.0
Short-term investment	24.9	39.4
Trade and other accounts receivable	295.2	233.2
Inventories	256.1	233.2
Other current assets	104.9	122.7
Net property, plant and equipment	2,326.7	2,297.7
Other noncurrent assets(2)	127.9	139.2

Total assets	$3,702.4	$3,672.4

LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt	$2.1	$2.0
Other current liabilities	468.4	502.2
Long-term debt(2)	1,314.3	1,310.2
Other noncurrent liabilities(2)	746.4	731.4
Total liabilities	2,531.2	2,545.8

Total shareholders' equity(2)	1,171.2	1,126.6

Total liabilities and shareholders' equity	$3,702.4	$3,672.4

(2) Amounts at December 31, 2008 have been restated in accordance with accounting guidance related to the 3.25% Notes, effective January 1, 2009. See Note 5 below.

Note 1:  The number of shares used to calculate basic net income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods.  The number of shares used to calculate diluted net income per share is based on the number of shares used to calculate basic net income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted net income per share in the three months ended March 31, 2009, and March 31, 2008, as such inclusion would result in antidilution.

Note 2:  "Gain on derivative instruments" for the three months ended March 31, 2009, represents the net gain for certain coal contracts deemed derivative instruments under Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Instruments," ("SFAS 133").  Contracts that qualify as derivatives under SFAS 133 are recognized at fair value and changes to their value are recognized as gains or losses in the current period earnings.

Note 3:  "EBIT" is defined as Income before interest and taxes. "EBITDA" is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although neither EBIT nor EBITDA are measures of performance calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA. December 31, 2008 amounts have been restated in accordance with accounting guidance related to the 3.25% Notes, effective January 1, 2009 (see Note 5 below).

	Three months ended
			RESTATED
	March 31,	March 31,	December 31,
	2009	2008	2008
Net income	$43.4	$41.9	$47.7
Plus: Income tax expense	13.0	11.3	12.0
Plus: Net interest expense	16.4	15.8	15.2
EBIT	72.8	69.0	74.9
Plus: Depreciation, depletion and amortization	72.6	60.2	69.5
EBITDA	$145.4	$129.2	$144.4

Note 4:  "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (“SG&A”) (excluding DD&A), divided by the number of produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton. December 31, 2008 amounts have been restated in accordance with accounting guidance related to the 3.25% Notes, effective January 1, 2009 (see Note 5 below).

	Three months ended
					RESTATED
	March 31,		March 31,		December 31,
	2009		2008		2008
	$	per ton	$	per ton	$	per ton
Total costs and expenses	$695.3		$575.6		$680.2
Less: Freight and handling costs	57.8		65.0		76.8
Less: Cost of purchased coal revenue	5.2		9.9		8.7
Less: Depreciation, depletion and amortization	72.6		60.2		69.5
Less: Other expense	0.8		0.8		0.8
Less: Litigation income	-		-		(1.0)
Less: Gain on financing transactions	-		-		(4.1)
Less: (Gain)/loss on derivative instruments	(8.9)		-		22.6
Average cash cost	$567.8	$52.55	$439.7	$45.62	$506.9	$49.66

Note 5: On January 1, 2009, the Company adopted Financial Accounting Standards Board ("FASB") Staff Position ("FSP") Accounting Principles Board ("APB") 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” ("FSP APB 14-1") for the 3.25% Notes issued in August 2008.  This FSP indicated that convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that reflects the Company's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  Upon adopting FSP APB 14-1, the provisions were retroactively applied.  As a result, $4.5 million of additional non-cash interest expense was recorded for the three months ended March 31, 2009. The Company's debt is comprised of the following:
		RESTATED
	March 31,	December 31,
	2009	2008
6.785% senior notes due 2013, net of discount	$756.2	$756.0
3.25% convertible senior notes due 2015, net of discount	522.1	517.6
6.625% senior notes due 2010	21.9	21.9
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.1	0.1
Capital lease obligations	6.5	7.0
Total debt	1,316.4	1,312.2
Less: Short-term debt	2.1	2.0
Total long-term debt	$1,314.3	$1,310.2

The adoption of FSP APB 14-1 also impacted the historical accounting for the 3.25% Notes which resulted in the restatement of the Company’s Condensed Consolidated Statement of Income and Condensed Consolidated Balance Sheet as of and for the quarter ended December 31, 2008, as follows:
	As originally
	Presented	RESTATED
	For the three	For the three
	months ended	months ended
Condensed Consolidated Statement of Income	December 31, 2008	December 31, 2008
Gain on financing transactions	$8.6	$4.1
Total costs and expenses	675.7	680.2
Net interest expense	11.2	15.2
Income tax expense	14.5	12.0
Net income	53.6	47.7

	As originally
	Presented	RESTATED
	December 31,	December 31,
Condensed Consolidated Balance Sheet	2008	2008
Other noncurrent assets	$142.6	$139.2
Total assets	3,675.8	3,672.4
Long-term debt	1,463.6	1,310.2
Other noncurrent liabilities	671.4	731.4
Total liabilities	2,639.2	2,545.8
Total shareholders’ equity	1,036.6	1,126.6
Total liabilities and shareholders’ equity	3,675.8	3,672.4

Note 6:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash, which is included in Other current assets.  Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Long-term debt to Net debt. December 31, 2008 amounts have been restated in accordance with accounting guidance related to the 3.25% Notes, effective January 1, 2009 (see Note 5).
		RESTATED
	March 31,	December 31,
	2009	2008
Long-term debt	$1,314.3	$1,310.2
Plus: Short-term debt	2.1	2.0
Less: Cash and cash equivalents	566.7	607.0
Less: Short-term investment	24.9	39.4
Less: Restricted cash	46.0	46.0
Net debt	$678.8	$619.8

Note 7:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios. December 31, 2008 amounts have been restated in accordance with accounting guidance related to the 3.25% Notes, effective January 1, 2009 (see Note 5).
		RESTATED
	March 31,	December 31,
	2009	2008
Long-term debt	$1,314.3	$1,310.2
Plus: Short-term debt	2.1	2.0
Total debt (numerator)	1,316.4	1,312.2

Plus: Total shareholders' equity	1,171.2	1,126.6
Book capitalization (denominator)	$2,487.6	$2,438.8

Total debt-to-book capitalization ratio	52.9%	53.8%

Net debt (from Note 6) (numerator)	678.8	619.8
Plus: Total shareholders' equity	1,171.2	1,126.6
Adjusted book capitalization (denominator)	$1,850.0	$1,746.4

Total net debt-to-book capitalization ratio	36.7%	35.5%

Note 8:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 4).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.
	Three months ended
	March 31, 2009		March 31, 2008
	$	per ton	$	per ton
Produced coal revenue	$681.0	$63.03	$543.2	$56.36
Less: Average cash cost (from Note 4)	567.8	52.55	439.7	45.62
Operating cash margin	$113.2	$10.48	$103.5	$10.74

Note 9:  "Other income" is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey Energy because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Other revenue to Other income.
	Three months ended March 31,
	2009	2008
Other revenue	$19.3	$25.7
Plus: Purchased coal revenue	10.0	10.7
Less: Cost of purchased coal revenue	5.2	9.9
Less: Other expense	0.8	0.8
Other income	$23.3	$25.7